GUIDA & JIMENEZ, P.A.
                          Certified Public Accountants



August 9, 1999



U.S. Securities Exchange Commission
Washington, D.C. 20549

Dear Sirs or Madam:

Effective July 23, 1999 our firm resigned as independent auditors to Sentry Accounting, Inc., now known as TravelNow.com Inc. (the "registrant"). This letter is to certify that for the past two years the financial statements prepared for the registrant did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to certainty, audit scope, or accounting principles. Also, during the registrant's last two most recent fiscal years and the subsequent interim period preceding our resignation, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The decision to change accountants was recommended and approved by the registrant's Board of Directors.

Further, we are in agreement with the registrant's most recent disclosure on Changes in Registrant's Certifying Account filed on Form 8-K-A.



Respectfully,

/s/ Guida & Jimenez
-------------------
Guida & Jimenez P.A.



                  1308 West Sligh Avenue * Tampa, Florida 33604
             * Telephone (813) 933-2336 * Facsimile: (813) 935-8721